                                                                     EXHIBIT 2.1

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                                CLOSING AGREEMENT

                                       FOR

                                 ASSET PURCHASE

                                 BY AND BETWEEN

          ATLANTIC OIL COLLECTION SERVICES, INC., a Florida corporation

                                       and

              PROBEX FLUIDS RECOVERY, INC., a Delaware corporation

                           Dated as of March 21, 2003


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


                                                                     EXHIBIT 2.1


         CLOSING AGREEMENT FOR ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("AGREEMENT") is entered into as of the 21st day of March 2003 ("EFFECTIVE DATE"), by and between ATLANTIC OIL COLLECTION SERVICES, INC., a Florida corporation ("BUYER") and PROBEX FLUIDS RECOVERY, INC., a Delaware corporation ("SELLER").

                                    RECITALS

         A. Seller is engaged, in part, in the business (the "BUSINESS") of operating a used oil, used oil filter and used anti-freeze collection and storage business and providing related services in the States of Florida, Louisiana, Georgia, Alabama, Arkansas, Mississippi, Texas, South Carolina, Missouri, Kansas, Tennessee, Oklahoma and North Carolina (collectively, the "BUSINESS AREA"), from the Locations (as hereinafter defined) as more particularly set forth herein.

         B. Seller has agreed to sell, and Buyer has agreed to purchase, substantially all of Seller's properties, assets, and rights used or useful in the operation of the Business.

         FOR AND IN CONSIDERATION of the mutual promises, covenants and agreements set forth herein, and Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. RECITALS. The above recitals are true and correct and are incorporated herein by this reference.

         2. SALE OF ASSETS.

                  2.1 ASSETS ACQUIRED. On the terms and subject to the conditions of this Agreement, Seller has simultaneously herewith sold, conveyed, transferred assigned, and delivered to Buyer, and Buyer has purchased from Seller at the Closing (as defined herein) all of Seller's right, title and interest in and to (a) the Business, and all goodwill associated therewith, and
(b) all of the assets, properties and rights of Seller constituting the Business or used therein, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (collectively the "ASSETS"), except for Excluded Assets as defined below, which Assets shall include without limitation, all goodwill associated with the Business and all of the following assets, properties and rights of Seller, all of which, to Seller's knowledge, shall be free and clear of all mortgages, liens, pledges, security interests, encumbrances and liabilities of any nature, except as otherwise set forth (individually and collectively, the "ENCUMBRANCES") the Assets being further described as follows:

                           2.1.1 all existing customer, supplier, dealer and
other lists in respect to the Business Area, payment invoices and billing records and all documents and data relating to the accounting and financial information, including without limitation, names, addresses, and telephone numbers, and goodwill with respect to all of the foregoing;

                           2.1.2 to the extent permitted by applicable law, all
rights under any written or oral contract, agreement, license, registration, other permit, authorization or approval of any nature, or other document, commitment, arrangement or undertaking, practice or authorization, including, without limitation, all operating permits and contingency plans



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                                                                     EXHIBIT 2.1


                           2.1.3 without limiting the generality of Paragraph
2.1.2, all rights to Seller's so-called "yellow page advertisements" and all existing telephone numbers, and telephone services agreements, email addresses and world wide web sites;

                           2.1.4 all vehicles and other moving stock set forth
in Exhibit "A" and Exhibit "E" both attached hereto and incorporated by reference;

                           2.1.5 to the extent assignable, all computer software
and data bases (including any documentation and related object and source codes in the possession or control of Seller) with respect to the account history, and collection and payment records of all customers and suppliers, and all analytical plans and tracking records with respect to all customers and supplies;

                           2.1.6 all machinery, equipment, tools, furniture,
furnishings, leasehold improvements, goods and other tangible personal property located in, on or upon the Locations, including without limitation all such property set forth in Exhibit "A" attached hereto and incorporated by reference;

                           2.1.7 to the extent assignable, all of the land,
structures, improvements, and fixtures, and all waterlines, rights of way, uses, licenses, easements, hereditaments, tenements, and appurtenances belonging or appertaining thereto;

                           2.1.8 all prepaid items, unbilled costs and fees, and
all receivables, including without limitation, the accounts receivable set forth on Exhibit "H" attached hereto (the "Accounts Receivable");

                           2.1.9 all supplies, including office supplies, and
inventories located in, on or upon the Locations (subject to the provisions of Subparagraph 3.2);

                           2.1.10 to the extent assignable, all rights or choses
in action of Seller with respect to the Business arising out of occurrences before or after the Closing, including without limitation all rights under express or implied warranties relating to the Assets;

                           2.1.11 all information, files, records, data, plans,
contracts and recorded knowledge, including, without limitation, customer and supplier lists, related to the foregoing; and

                           2.1.12 the name and tradename "Specialty
Environmental Services" and any combination or variance thereof.; 2.1.13 all of the SES Shares (as defined in Subparagraph 5.21) subject to any required third party consents.

         For purposes of this Agreement, the phrase "to Seller's knowledge" shall mean to the actual knowledge of officers and employees of Seller who have devoted significant time and attention to this Agreement.

                  2.2 EXCLUDED ASSETS. The Assets shall not include the following excluded assets (the "EXCLUDED ASSETS"), even if the same arise out of or are related to the Business:

                           2.2.1 cash on hand or in the bank;

                           2.2.2 loans and advances other than loans and
advances incurred in the ordinary course of business by Seller to any party, including, without limitation, to any employees (for the purposes of this provision, trade payables incurred in the ordinary course of business shall not constitute advances);

                           2.2.3 the corporate seals, certificate of
incorporation, minute books, stock books and any other record having to do with the corporate organization of Seller;



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                                                                     EXHIBIT 2.1


                           2.2.4 the tax returns of Seller with respect to the
Business and the rights to any of Seller's claims for any federal, state or local tax refunds;

                           2.2.5 The facility formerly operated by Seller in
Lubbock, Texas; and

                           2.2.6 TCEQ soil remediation financial assurance bonds
and related collateral except that the Buyer has agreed to make reasonable commercial efforts to have the collateral released and returned to Probex Corp.

                  2.3 LIABILITIES AND OBLIGATIONS ASSUMED. Except as specifically provided in this Paragraph 2.3, Buyer shall not assume or be responsible for any liabilities or obligations of the Business or Seller. All liabilities and obligations of the Seller of whatever kind or nature, known or unknown, fixed or contingent, accrued or unaccrued shall be, and remain, the responsibility of Seller except for only those liabilities of Seller, if any, set forth in this Paragraph 2.3 (the "ASSUMED LIABILITIES"). The Assumed Liabilities are:

                           2.3.1 Seller's obligations as lessee or sublessee
under the Leases for the Locations accruing subsequent to the Closing.

                           2.3.2 Seller's obligations accruing subsequent to the
Closing as lessee with respect to the leases listed on Exhibit "E" and any leases not listed on Exhibit "E" the aggregate monthly payments for which does not exceed $5,000 per month (collectively, the "Equipment Leases).

                           2.3.3 Subject to changes incurred in the ordinary course of business and the post-closing Purchase Price adjustments provided for under Paragraph 3.3, Seller's obligations to pay or discharge the accounts payable set forth in Exhibit "J" (the "Accounts Payable").

                           2.3.4 Buyer hereby assumes the Assumed Liabilities as set forth in Subparagraphs 2.3.1, 2.3.2, and 2.3.3 and agrees to indemnify and hold Seller harmless from and against all claims, losses, costs, damages, expenses and liabilities related thereto.

         3. PURCHASE PRICE.

                  3.1 AMOUNT. In consideration of the sale of the Assets, Buyer has simultaneously paid, and agreed to pay with respect to the Deferred Balance, as the case may be, to Seller a purchase price (the "PURCHASE PRICE") for the Assets of Nine Hundred Thousand and 00/100 ($900,000.00) Dollars subject to adjustment as set forth in this Paragraph 3 hereof.

                  3.2 PAYMENT. The Purchase Price has been or shall be paid by Buyer as follows:

                           3.2.1 The sum of Eight Hundred Fifty Thousand and
00/100 ($850,000.00) Dollars, which represents the Purchase Price, less the Deferred Balance (as defined in Section 3.2.2 below), has been paid simultaneously to Wilmington Trust Company by federal wire transfer to be held in escrow until Buyer receives (i) a release or releases from Wilmington Trust Company of any security interests held by Wilmington Trust Company encumbering the Assets and (ii) certificates of title to all motor vehicles listed on Exhibit "A" endorsed to Buyer, at which time the funds shall be paid to the holders of Sellers 7% Senior Secured Convertible Notes due November 28, 2004 (the "Holders")..

                           3.2.2 The sum of Fifty Thousand and 00/100
($50,000.00) Dollars (the "DEFERRED BALANCE"), which represents the balance of the Purchase Price, shall be paid by Buyer to Wilmington Trust Company to be held in escrow for a period of sixty-five (65) days pursuant to Paragraph 3.3, then to be paid to



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                                                                     EXHIBIT 2.1

Seller and /or Buyer in accordance with, and less any sums which may be due Buyer, under Section 3.3 below or under any other provision of this Agreement.

                  3.3 ADJUSTMENTS FOR DELINQUENT RECEIVABLES. Within sixty-five
(65) days after Closing, Buyer may provide Seller with written notice (the "DELINQUENCY NOTICE") of those of the Accounts Receivable (as hereinafter defined) conveyed at Closing which have not been paid in the sixty (60) day period subsequent to Closing (individually a "DELINQUENT RECEIVABLE" and collectively the "DELINQUENT RECEIVABLES"). Delinquent Receivables shall include $325,144 designated as "Bad Debt" on Exhibit "L". Upon receipt by Seller of the Delinquency Notice, the Purchase Price shall be reduced by the amount, if any, by which (A) the aggregate amount of the Accounts Payable, exceeds (B) the sum of (X) the aggregate amount of the "NET ACCOUNTS RECEIVABLE", which is defined as the difference between the amount of aggregate Accounts Receivable, less the aggregate amount of Delinquent Receivables, (Y) the aggregate purchase price of the Excess Oil (as hereinafter defined) and (Z) $177,703. The amount equal to such (which in any event, shall not exceed $50,000.00) shall be deducted from the Deferred Balance, with the balance, if any, to be paid to Seller. If B exceeds A, the Purchase Price will be increased by the difference up to a maximum of Fifty Thousand Dollars ($50,000). The Deferred Balance, after the adjustments set forth herein, shall be paid to Seller within said sixty-five
(65) day period. Buyer acknowledges and agrees that it shall, subsequent to Closing, diligently pursue collection of all the accounts receivable included in the Assets in a manner, and using methods consistent with, good business practice; provided, however, that Buyer shall not be obligated to commence any litigation in connection with such collection efforts. Payments received by Buyer, subsequent to Closing, on account of Accounts Receivable shall be applied to the respective invoices referenced in such payments and, with respect to any such payment which does not reference an invoice or invoices, such payment shall be applied to the oldest outstanding invoice or invoices of the customer making such payment.

                  3.4 AGREEMENT NOT TO COMPETE. In addition, Buyer has simultaneously paid to Wilmington Trust Company to be held and distributed in accordance with Subparagraph 3.2.1by federal wire transfer, One Hundred Thousand and 00/100 ($100,000.00) Dollars as consideration for the Agreement Not To Compete, as hereinafter defined.

                  3.5 INVENTORY OF USED OIL INCLUDED IN PURCHASE PRICE. At Closing, the Seller's inventory located in, on or upon any of the Locations, shall include not less than an aggregate of Four Hundred Thousand (400,000) gallons of non-hazardous used oil with a so-called "total contaminant level" of less than ten (10%) percent ("Acceptable Used Oil"), such oil shall be included within the Assets, and all right, title and interest of Seller in and to such oil shall be transferred to Buyer without further consideration (the same having been included in the Purchase Price). If in excess of an aggregate of Four Hundred Thousand (400,000) gallons of Acceptable Oil is located in, on or upon the Locations at Closing (such Acceptable Oil in excess of an aggregate of Four Hundred Thousand (400,000) gallons being the "Excess Oil"), Buyer shall purchase the Excess Oil at a price of forty-eight cents ($0.48) per each gallon of Excess Oil payable sixty-five (65) days after Closing, and payable if and to the extent as set forth in Paragraph 3.3 hereof.

         4. CLOSING; CLOSING DATE.

                  4.1 CLOSING. Delivery of documents, money and other acts necessary to accomplish the transaction provided for in this Agreement (the "CLOSING"), has taken place on the Effective Date (the "Closing Date").

                  4.2 SELLER'S DELIVERIES AT CLOSING. At Closing, Seller has executed and/or delivered to Buyer the following:

                           4.2.1 An Assignment and Bill of Sale, a Deed and
other good and sufficient instruments of sale, transfer, assignment and conveyance (collectively, the "TRANSFER DOCUMENTS"), necessary to transfer and assign to, and vest in, Buyer all of Seller's right, title and interest in and to the Assets, including without limitation, (i) all Assets owned by Seller,
(ii) leasehold interests in and to all of the Assets leased by Seller as lessee or sublessee, and (iii) all of Seller's rights under all agreements, contracts, commitments, leases, bids,



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                                                                     EXHIBIT 2.1


quotations, proposals, instruments and other documents included in the Assets to which Seller is a party or by which it has rights on the Closing Date. In addition, pursuant to Paragraph 14.2, Seller shall provide to Buyer any other documents necessary to effectuate the transfer to Buyer of the Assets in accordance with Paragraph 2.1.

                           4.2.2 The Agreements Not To Compete or Solicit (the
"AGREEMENTS NOT TO COMPETE") referred to in Paragraph 10 below.

                           4.2.3 To the extent assignable, assignment of all
governmental licenses and permits (federal, state, and local) necessary for the conduct of the Business as now carried on by the Seller.

                           4.2.4 Any and all other documents and instruments
which Seller is obligated to deliver pursuant to the provisions of this Agreement.

                  4.3 BUYER'S DELIVERIES AT CLOSING. At the Closing, Buyer shall deliver to the Seller:

                           4.3.1 The Purchase Price.

                           4.3.2 The amount set forth in Paragraph 3.4.

                           4.3.3 Assignments, Transfer Documents and other
documents pursuant to which Buyer undertakes obligations pursuant to this Agreement.

                           4.3.4 Any and all other documents and instruments
which Buyer is obligated to deliver pursuant to the provisions of this Agreement.

                  4.4 POSSESSION. Possession of the Assets and the Locations shall be delivered to Buyer on the Closing Date.

         5. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER. Seller represents, warrants, and covenants to Buyer as follows, to survive Closing for a period of one (1) year:

                  5.1 STATUS. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Such corporation has full corporate power and authority to carry on its business and to lease property related thereto within the Business Area. Seller has full right, power and authority to own, or hold under lease, the Assets and to engage in the business in which it is engaged, and the full right, power and authority to perform all of its obligations under this Agreement.

                  5.2 AUTHORIZATION. This Agreement constitutes a valid obligation legally binding upon Seller in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) does not and will not violate the charter documents of Seller, (ii) to Seller's knowledge, does not and will not result in a breach of or a default under any agreement, license or other obligation of Seller relating to the operation or ownership of any of the Assets, and (iii) will not violate any law, rule or regulation of any agency or governmental body to which Seller or any of the Assets is subject.

                  5.3 NO ENCUMBRANCES. To Seller's knowledge, the Assets other than leased Assets are free and clear of all Encumbrances except for those arising from delinquencies in the payment of obligations but only as and to the extent set forth in Exhibit "J". With respect to the Equipment Leases listed on Exhibit "E", the leased Asset, the identity of the lessee, the rental rate and the unexpired term of the lease are specified in said Exhibit "E". All tangible Assets, except for vehicles and other moving stock in transit, shall be located at an appropriate Location.

                  5.4 LITIGATION. Except for a claim for non-payment of rental payments to Barlow World attributable a lease for a forklift and a claim against Seller by Mocar, a used oil collector, there are no legal



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                                                                     EXHIBIT 2.1

proceedings and no arbitrations, pending or overtly threatened against Seller relating to the Business or its prospects or affecting any of the Assets (and Seller knows of any basis or grounds therefor). There are no outstanding adjudication orders of any agency or tribunal against Seller relating to the Business or prospects or affecting any of the Assets. To Seller's knowledge, Seller is not in violation, in any material respects, of any existing rule, regulation, law or code and has received no notice or claim with respect thereto that would have a material adverse effect on the Business.

                  5.5 NO BROKERAGE FEES. There is no broker, salesman or finder entitled to a commission or fee or like payment arising out of this Agreement or the transaction contemplated hereby as a result of any acts of Seller or any party acting by through or under Seller.

                  5.6 NO DEFAULTS. To Seller's knowledge, except as otherwise set forth herein, Seller has not received notice of any continuing default, and is not in breach in any material respects, under any Equipment Lease or any Lease other than defaults and breaches resulting from delinquencies in the payment of obligations.

                  5.7 LEASES. Seller has delivered to Buyer a true and complete copy of the real property lease or sublease in which Seller is a tenant or subtenant (the "LEASES") with respect to each of the premises from which Seller conducts the operations of the Business (each a "LOCATION", and collectively, the "LOCATIONS"). All of the Locations, including, without limitation, the one Location which is Owned Real Property (as hereinafter defined) are listed and described in Exhibit "B" attached hereto. Exhibit "B" also contains a true and complete list for each Location subject to a Lease of: (i) the name of the landlord or sublandlord, (ii) a description of the leased premises, (iii) the commencement and expiration date of the current term, (iv) the security deposited by or on behalf of the Sellers with the landlord or sublandlord, if any, and (v) the monthly rental (including base and all additional rents).

                  5.8 NAMES OF EMPLOYEES AND EMPLOYEE ENTITLEMENTS. Attached hereto as Exhibit "C" is a schedule which sets forth the names of Seller's employees and their respective current salaries, bonuses, accrued vacations, sick pay, and other entitlement information. Except as set forth in Exhibit "C", no bonuses, additional compensation or other like benefits were paid to any employees during the period from January 1, 2002, to the date hereof, or are payable to any such employees in respect of any other periods ending on, prior or subsequent to the date hereof. Seller does not have any employment contracts, agreements or arrangements with any of its employees, except as set forth in Exhibit "C" . There is not existing or threatened any strike or other labor dispute relating to the Seller or the Business. There are no employees and no employment contracts, operating agreements, management contracts, listing agreements, consulting agreements, union contracts, labor agreements, pension plans, profit sharing plans or employee benefit plans in connection with or related to the Business, other than the those described in Exhibit "C". Except as set forth therein, none of the employees engaged in the operation of the Business is employed pursuant to a written agreement and all such employees may be terminated at will. Immediately prior to Closing, Seller has terminated the employment of all of the employees of the Business.

                  5.9 ADDITIONAL LABOR MATTERS. Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, and no representation campaign or election is now in progress with respect to any of the employees of Seller and no such representation campaign or election has ever occurred with respect to the employees of Seller or the employees employed with respect to the Business or at any of the Locations by any prior owner or agent which operated an business substantially similar to the Business from any of the Locations.

                  5.10 ENVIRONMENTAL MATTERS. Except as set forth in Exhibit "D", Seller has not received any notice of, nor does Seller have knowledge of, any material violation of any federal, state, or local law governing environmental matters, including without limitation, discharge of materials into the environment, noise abatement, and other similar matters in connection with the Business. Seller does not own, lease or otherwise have any obligations with respect to or responsibility for any underground fuel storage tanks or facilities not set



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                                                                     EXHIBIT 2.1


forth in Exhibit "D". To Seller's knowledge, all real property utilized by Seller in the conduct of the Business has been maintained in compliance, in all material respects, with all federal, state, and local environmental protection, occupational health and safety, and similar laws, ordinance, restrictions, licenses and regulations (collectively the "Laws") with which the failure to comply would have a material adverse effect on the Business. All Hazardous Materials (as hereinafter defined) located at, in, on or under such real property has been and will continue to be used, stored, handled, treated, and transported in accordance with all of the Laws which apply to such activities. The term "Hazardous Materials" means any flammables, explosives, radioactive materials, hazardous waste, solvents, friable asbestos or any material containing asbestos, toxic substances or related materials including, without limitation, any and all substances which are subject to federal, state or local regulation, remediation or removal as potentially injurious to public health or safety. The term "Hazardous Material" means any one of the foregoing Hazardous Materials.

                  5.11 SLUDGE, USED FILTERS AND OTHER WASTE MATERIALS. At Closing, there shall not be present in, on or upon the Locations any sludge, used filters or other waste material in an amount such that the aggregate cost and expense incurred by Buyer in connection with the removal of all of the same from all of the Locations shall exceed Twenty Thousand ($20,000.00) Dollars.

                  5.12 INTENTIONALLY OMITTED.

                  5.13 LICENSES AND PERMITS. Seller and its employees have all material governmental licenses and permits (federal, state, and local) necessary for the conduct of the Business as now carried on by the Seller, and such licenses are in full force and effect, including, without limitation, those set forth on Exhibit "F" attached hereto and made a part hereof. No material violations are or have been recorded in respect of any such licenses or permits and no proceedings are pending or threatened concerning the revocation or limitation of any such licenses or permits.

                  5.14 FINANCIAL STATEMENTS. Attached hereto as Exhibit "G" is a copy of Probex Corp.'s audited financial statements for the twelve months ending September 30, 2002, under report dated December 17, 2002 by Ernst & Young LLP (the "Financials"). To Seller's knowledge, the Financials fairly present the financial position, assets and liabilities of Probex Corp., on the dates indicated.

                  5.15 COMPLIANCE WITH LAWS. Seller has complied in all material respects, with all laws, rules, regulations and orders applicable to the operation of the Business.

                  5.16 PATENTS. There are no patents, either domestic or foreign, used in whole or in part, in, or necessary or required for, the Buyer to carry on the Business in the manner that it is being currently operated.

                  5.17 WARN ACT. The Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101. et seq. and the regulations applicable thereto, 20 C.F.R. Section 639 et seq. (collectively the "WARN Act") does not apply to the transactions contemplated by this Agreement. Seller has no affiliated companies. Seller employs less than one hundred (100) employees. Subject to Paragraph 12.1 of this Agreement, Seller shall not, at any time during the period from the date hereof through the date immediately prior to or at the time of Closing, effectuate a "plant closing" or "mass layoff", as those terms are defined in the WARN Act or under any state law affecting in whole or in part any site of employment, facility, operating unit, or employee of Seller.

                  5.18 CONFLICT OF INTEREST. The Seller shall not, immediately prior to or at the time of Closing, have any direct or indirect interest (except through ownership of less than five percent (5%) of the outstanding securities of corporations listed on a national securities exchange or registered under federal securities law) in (a) any entity which does business with Seller or which is competitive with the Business, or (b) any entity that is, or was during the last three (3) years a party to, or in any property which is or was, during the last three (3) years the subject of, any material contract, agreement, understanding, business arrangement or relationship with Seller.

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                                                                     EXHIBIT 2.1


                  5.19 RECEIVABLES. All of the accounts receivable set forth on Exhibit "H" attached hereto (collectively, the "Accounts Receivable") arose in the ordinary course of Seller's business consistent with past practices.

                  5.20 OWNED REAL PROPERTY. Attached hereto as Exhibit "I" is the legal description of the one Location which is operated upon real property owned by Seller.

                  5.21 SES OF TEXAS. SES of Texas, Inc., has issued and outstanding one thousand (1,000) shares of capital stock of which Seller owns five hundred (500) common shares (the "SES Shares"), free and clear of Encumbrances.

                  5.22 NO MATERIAL MISSTATEMENTS. To Seller's knowledge, all information provided by Seller to Buyer pursuant to this Agreement is true in all material respects.

         6. INDEMNIFICATION.

                  6.1 BY SELLER. Subject to Paragraph 6.6, Seller covenants and agrees that, notwithstanding the Closing, the delivery of the Transfer Documents, and regardless of any investigation at any time made by or on behalf of Buyer or of any information Buyer may have in respect thereof, Seller will indemnify, defend, and hold harmless Buyer from and against any loss, damage, liability, claim or deficiency (including without limitation, attorneys' fees through all levels of proceedings and other costs and expenses incident to any suit, action, investigation or other proceeding) arising out of or resulting from, and will pay Buyer on demand the full amount of any sum which Buyer may pay or become obligated to pay on account of, or reimburse Buyer for any loss suffered on account of (i) any inaccuracy in any representation or the breach of any warranty made by Seller; (ii) any federal, state, local or other tax of any nature imposed on Buyer or on all or any portion of the Assets, or both, arising out of any event or state of facts occurring or existing prior to the Closing;
(iii) any failure of Seller to duly perform or observe any term, provision, covenant, agreement or condition hereunder on the part of Seller to be performed or observed; or any claim or liability, including without limitation any litigation or other action, of any nature arising out of any act performed, transaction entered into or state of facts suffered to exist by Seller on or prior to the Closing Date. In addition, Seller will indemnify and hold harmless Buyer from and against any costs and expenses (including attorneys' fees at all levels) which Buyer may suffer or sustain in seeking to enforce the indemnification obligations of Seller.

                  6.2 BY BUYER. Subject to Paragraph 6.7, Buyer covenants and agrees that Buyer will indemnify, defend, and hold harmless Seller from and against any loss, damage, liability, claim or deficiency (including without limitation, attorneys' fees through all levels of proceedings and other costs and expenses incident to any suit, action, investigation or other proceeding) arising out of or resulting from, and will pay Seller on demand the full amount of any sum which Seller may pay or become obligated to pay on account of, or reimburse Seller for any loss suffered on account of (i) any inaccuracy in any representation or the breach of any warranty made by Buyer; (ii) any federal, state, local or other tax of any nature imposed on Seller arising out of any event or state of facts occurring subsequent to the Closing; (iii) any failure of Buyer to duly perform or observe any term, provision, covenant, agreement or condition hereunder on the part of Buyer to be performed or observed; or (iv) any claim or liability, including, without limitation, any litigation or other action, of any nature arising out of any act performed, transaction entered into or state of facts suffered to exist by Buyer subsequent to the Closing Date. In addition, Buyer will indemnify and hold harmless Seller from and against any costs and expenses (including attorneys' fees at all levels) which Seller may suffer or sustain in seeking to enforce the indemnification obligations of Buyer.

                                                                     EXHIBIT 2.1


                  6.3 INDEMNIFICATION NOTICE. Whenever any claim for indemnification shall arise under this Paragraph 6, the party or parties seeking indemnification (each an "Indemnitee") shall promptly notify the party or parties obligated to provide such indemnification (each an "Indemnitor") in writing of the claim (a "Notice of Claim") and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from any legal proceeding by a third party (an "Action"), the Notice of Claim shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. No Indemnitor shall settle or compromise any claim by a third party without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. A claim for indemnification for any matter not involving a third party claim may be asserted by a Notice of Claim in accordance with the foregoing procedures.

                  6.4 CONDUCT OF ACTION. Except as otherwise set forth in this Paragraph 6 below, the Indemnitor shall have the right and obligation, at its cost, to (i) conduct the defense of the subject Action and (ii) defend or counterclaim or institute any action it may deem appropriate. Indemnitee shall have the right, in Indemnitee's sole discretion and at Indemnitee's cost, to have co-counsel in such Action. Each Indemnitor agrees to act promptly and judiciously in connection with any Action in respect of which indemnification may be required in accordance with this Paragraph 6 and each Indemnitee agrees to cooperate fully with the Indemnitor and to take all such steps as the Indemnitor may reasonably require. In the case of an Action which an Indemnitee considers, in its reasonable judgment, to be capable of materially adversely affecting the ability of the Indemnitee to continue its operations in the ordinary course of business or to be capable of having a material adverse effect on the Assets or any part thereof (a "Restraining Action"), the Indemnitee shall have the right to assume the conduct of the Restraining Action by giving written notice to the Indemnitor advising of its decision to assume the conduct of such Restraining Action. In the event of any such assumption, the reasonable cost of defending such Restraining Action shall be borne by each Indemnitor. In the event that an Indemnitee assumes the defense of a Restraining Action, each Indemnitor agrees to cooperate fully in connection with such Restraining Action; provided, however, that the Indemnitee shall not have the right to bind the Indemnitor to any settlement without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld. However, any judgment or other determination rendered in such Restraining Action shall be binding upon each Indemnitor and shall be subject to the indemnity obligations of each Indemnitor hereunder.

                  6.5 PAYMENT AND LIMITATIONS. Within ten (10) days after an Indemnitee and Indemnitor reach agreement as to the amount of any indemnification obligation of the Indemnitor, or any such indemnification obligation is determined in an Action or Restraining Action (in either case the "Indemnification Amount"), the Indemnitor shall pay the Indemnification Amount, by wire transfer or cashier's check, to the Indemnitee. In the event that there is more than one Indemnitor, the Indemnitors shall be jointly and severally liable for the Indemnification Amount. In the event that any Indemnitor and the Indemnitee are unable to reach agreement as to the Indemnification Amount, if such agreement is required, then either party may submit such dispute to any court of competent jurisdiction for resolution. Should an Indemnitor fail to pay an Indemnification Amount within said ten (10) day period, then the Indemnitee may exercise any and all rights and remedies, at law or in equity, with respect to the collection thereof.

                  6.6 LIMITATIONS OF AMOUNT - SELLER. Seller will have no liability for indemnification under this Paragraph 6 unless and until the aggregate amount of all claims for indemnity against the Seller under this Paragraph 6 exceeds $5,000 (the "Seller's Basket Amount"), at which time Seller shall be liable for any and all indemnity claims hereunder and not only those in excess of the Seller's Basket Amount, but in no event shall Seller's liability for such indemnity claims exceed any balance of the Deferred Balance remaining after the Purchase Price adjustments pursuant to Paragraph 3.3, but in no event shall Seller's monetary damages exceed $50,000.00.

                                                                     EXHIBIT 2.1

                  6.7 LIMITATIONS ON AMOUNT - BUYER. Buyer will have no liability for indemnification under this Paragraph 6 unless and until the aggregate amount of all claims for indemnity against the Buyer under this Paragraph 6 exceeds $5,000 (the "Buyer's Basket Amount"), at which time Buyer shall be liable for any and all indemnity claims in excess of the Buyer's Basket Amount but in no event shall monetary damages exceed $50,000.


         7. CONFIRMATIONS OF CERTAIN MATTERS WITH RESPECT TO DUE DILIGENCE.

                  7.1 DUE DILIGENCE. Seller and Buyer both acknowledge and agree that Seller has permitted Buyer to meet with Seller's employees, customers and suppliers and Buyer has met with certain of them.

         8. INTENTIONALLY DELETED.

         9. POST CLOSING OBLIGATIONS OF SELLER AND BUYER

                  9.1 TAXES. Seller shall be responsible for, and shall timely pay (i) any and all taxes, assessments, fees and other costs imposed on Seller as a result of or relating to this Agreement or to the transactions contemplated hereby, and (ii) any and all sales and use taxes resulting from this Agreement or the transactions contemplated hereby. Except as set forth on Exhibit "J" as an Assumed Liability, Buyer shall not be responsible for the payment of any taxes associated with the operation of the Business, or the Assets or Seller prior to the Closing, and Seller shall pay all the same in full prior to delinquency.

                  9.2 ACCESS TO RECORDS BY SELLER AFTER CLOSING. After Closing, upon reasonable notice to Buyer, Seller shall have reasonable access after the close of business for purpose of obtaining collection of accounts receivable of Seller or for the purpose of reasonably responding to any request by the applicable governmental authorities, or to defend any claim or demand by any third party. If such records are extensive, Buyer shall have the right to have any such records photocopied by a copier service at Seller's cost.

                  9.3 ADJUSTMENTS AND PRORATIONS. The parties agree that they shall reasonably cooperate and pay and refund, as the case may be, such sums as shall be necessary to prorate and equitably allocate the expenses and pre-paid expenses attributable to the Business as of the Closing Date which are not included in the Closing Statement.

                  9.4 FORWARDING OF EMAILS TO BUYER. Seller shall establish and maintain, at Seller's sole cost and expense, for a one(1) year period after Closing, a mechanism reasonably acceptable to Buyer which shall automatically and immediately transfer to Buyer any and all emails and all other electronic communications to the email or other electronic addresses of the former employees of Seller.

         10. AGREEMENT NOT TO COMPETE. At Closing, Seller shall, and shall cause Probex Corp., a Delaware corporation ("Probex Corp.") to, execute and deliver to Buyer an Agreement Not to Compete, substantially in the form attached hereto as Exhibit "K".

                                                                     EXHIBIT 2.1


         11. DEFAULT.

                  11.1 In the event of a default under this Agreement by Seller, then Buyer shall be entitled to any and all remedies available therefor at law or in equity; provided, however, that Buyer shall not be entitled to rescission of this Agreement and Buyer's monetary damages shall be limited to the balance, if any, of the Deferred Balance remaining after the Purchase Price adjustments pursuant to Paragraph 3.3 but in no event more than $50,000.

                  11.2 In the event of a default under this Agreement by Buyer, then Seller shall be entitled to any and all remedies available therefor at law or in equity; provided, however, that Seller shall not be entitled to rescission of this Agreement and Seller's monetary damages shall in no event exceed $50,000.

                  11.3 Neither party shall be entitled to exercise any remedy for a default by the other party, except failure to timely close, until (i) such party has delivered to the other notice of the default and (ii) a period of ten
(10) business days from and after delivery of such notice has expired with the other party having failed to cure the default.

                  11.4 No delay or omission in the exercise of any right or remedy accruing to one party upon any breach by the other party under this Agreement shall impair such right or remedy to be construed as a waiver of any such breach theretofore or thereafter occurring.


         12. COVENANTS AND AGREEMENTS OF SELLER.

                  12.1 TERMINATION OF EMPLOYEES; RYDER DEPOSIT. Immediately prior to the Closing, Seller has terminated the employment of all employees of the Business. Buyer acknowledges and agrees that it is, and shall be, responsible for payment of all amounts, salaries, commissions and other compensation that have accrued prior to Closing as and to the extent identified in Exhibit "L".

                  12.2 RYDER DEPOSIT. Contemporaneously with this Closing, Seller has assigned to Buyer all of Seller's right, title and interest in and to that certain deposit (the "Ryder Deposit") held by Ryder Truck Rental, Inc. or affiliates (collectively, "Ryder").

                  12.3 PQS BILL OF SALE. Contemporaneously herewith, Seller has assigned to Buyer all of its right, title and interest in and to that indebtedness arising out of that certain Bill of Sale, dated as of March 21, 2003, by and among Pennzoil Quaker State Company ("PQS"), Probex Corp., and Seller, pursuant to which PQS is obligated to pay Seller the sum of $32,900.00, as consideration for the sale of certain personal property described in such Bill of Sale.

                  12.4 LICENSE TO USE SELLER'S NAME. Seller hereby grants to Buyer a six (6)-month nonexclusive license to use the name "Probex Fluids Recovery."

                  12.5 Indemnity for Transfer of SES Stock. In the event that a party from whom a consent or approval is required for the transfer of the SES Shares from Seller to Buyer sues, or otherwise makes a claim against, Seller in connection with Seller's transfer to Buyer of the SES Shares, Buyer shall indemnify and hold Seller harmless from and against any loss, cost, claim, damage or expense arising therefrom, and such indemnity shall not be limited by any other provision of this Agreement.

                                                                     EXHIBIT 2.1

                  12.6 LOCKBOX. Buyer shall promptly remit to Seller, or its assignee, via wire transfer any and all funds that are deposited in Seller's lockbox (which is the subject of a letter in the form of Exhibit "M" attached hereto).

                  12.7 ENVIRONMENTAL INSURANCE. Seller shall maintain in effect its current policy of insurance covering damages, claims and losses attributable to environmental matters until the earlier of (i) April 30, 2003, or (ii) Buyer's obtaining its own policy of insurance covering such matters.

         13. EXPENSES. Each party hereto shall bear its own expenses (including all attorneys' and accountants' fees) incurred in connection with the negotiation, preparation, consummation and performance of this Agreement, and the documents to be delivered pursuant hereto and the transactions contemplated hereby and thereby. In the event of a termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         14. NATURE OF STATEMENTS AND SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS.

                  14.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements of fact contained in any written statement, certificate, schedule, exhibit or other document delivered by or on behalf of the parties pursuant to this Agreement, shall be deemed representations and warranties made hereunder. All covenants, representations, warranties, indemnities and agreements made by the parties hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing, for a period of one (1) year.

                  14.2 FURTHER ASSURANCES OF SELLER. Seller covenants that at the Closing and from time to time after the Closing, it will, upon the reasonable request of Buyer, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such assignments, conveyances, documents, and instruments as may be reasonably required by Buyer, in order to more effectively sell, convey, transfer, assign, and deliver to Buyer any of the Assets or to carry out the intention and purpose of this Agreement and the transactions contemplated hereby and to evidence the ownership by Buyer of the Assets after the Closing. If requested by Buyer, the Seller further agrees to prosecute or otherwise enforce in his own name for the benefit of the Buyer, and at the Buyer's expense, any claims, rights, or benefits that are transferred to Buyer by this Agreement which require prosecution in the Seller's name.

         15. MISCELLANEOUS.

                  15.1 NOTICES. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be deemed duly given when (a) delivered by hand (with written confirmation of receipt), or (b) when received by addressee, if given by a nationally recognized overnight delivery service (receipt tracked or otherwise acknowledged). Any such notice, demand or other communication shall be deemed made on the date received at the following respective addresses and telecopier numbers:

                  If to Seller:            15510 Wright Brothers Drive
                                           Addison, Texas 75001
                                           Attn: Bruce A. Hall

                                                                     EXHIBIT 2.1


                  With a copy to:          McManemin & Smith, P.C.
                                           600 N. Pearl Street, Suite 1600
                                           Plaza of the Americas, L.B. 175
                                           Dallas, Texas 75201-2890
                                           Attn: Michael H. Cooper, Esq.

                  If to Buyer:             6600 N. W. 12th Avenue, Suite 205
                                           Fort Lauderdale, Florida 33309
                                           Attn: Michael G. Ryan, President

                  With a copy to:          Katz, Barron, Squitero & Faust, P.A.
                                           2699 South Bayshore Drive, 7th Floor
                                           Miami, Florida 33133
                                           Attn: Roger S. Goldman, Esq.

Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner provided hereby to the other party or parties hereto.

                  15.2 MODIFICATIONS OR AMENDMENTS. No amendment, change or modification of this Agreement shall be valid unless in writing and signed by the party or parties to be charged.

                  15.3 WAIVER. No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provision hereof. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

                  15.4 SUCCESSORS AND ASSIGNS. All of the terms and provisions contained in this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties hereto and their respective successors and assigns, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

                  15.5 APPLICABLE LAW AND SEVERABILITY. This Agreement shall, in all respects, be governed by the laws of the State of Florida, without regard to conflicts of laws principles.

                  15.6 ATTORNEYS' FEES AND COSTS. In the event any action is instituted by a party hereto to enforce any of the terms or provisions hereof, the prevailing party or parties in such action or arbitration shall be entitled to reimbursement from the non-prevailing party or parties for reasonable fees, costs and expenses, including attorneys' fees at all levels of litigation (including without limitation, all appeals) and in anticipation of litigation, and in all bankruptcy proceedings. This provision shall survive the closing or termination of this Agreement, as the case may be.

                                                                     EXHIBIT 2.1

                  15.7 ENTIRE AGREEMENT. This Agreement, together with any related documents referred to in this Agreement, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety.

                  15.8 PARAGRAPH AND SUBPARAGRAPH HEADINGS; CONSTRUCTION. The headings of Paragraphs, and Subparagraphs in this Agreement are for convenience of reference only, and in no way define or limit the scope or intent of this Agreement or of any provision hereof.

                  15.9 CONSTRUCTION. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that all parties have contributed substantially and materially to the preparation of this Agreement. Words used herein in the singular or plural shall include the plural or singular and words used herein in the masculine, feminine or neuter gender shall include the other genders, all where the context of this Agreement requires. Unless this Agreement expressly or necessarily requires otherwise (i) any time period measured in "days" means consecutive calendar days, except that the expiration of any time period measured in days that expires on a Saturday, Sunday or legal holiday automatically will be extended to the next day so that it is not a Saturday, Sunday or legal holiday; (ii) any action is at the sole expense of the party required to take it; (iii) the scope of any indemnity includes any costs and expenses, including reasonable attorneys' fees through all levels of proceedings incurred in defending any indemnified claim, or in enforcing the indemnity, or both.

                  15.10 PRESS RELEASES. Before either party shall release any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, they shall cooperate with the other party, shall furnish drafts of all documents or proposed oral statements to the other party for comments, and shall not release any such information without the written consent of the other party. Nothing contained herein shall prevent either Seller or Buyer from furnishing any information to any governmental authority if required to do so by law or as otherwise required by any applicable law, statute, regulation, rule, court decision, decree, determination or other requirement for compliance with any of the foregoing.

                  15.11 FORCE MAJEURE. Each party shall be excused for the period of any delay in the performance of any obligations hereunder when prevented from so doing by cause or causes beyond such party's control, which shall include, without limitation, all labor disputes, civil commotion, war, warlike operations, terrorism, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, fire or other casualty, or through acts of God. Each party agrees to use commercially reasonable efforts to mitigate any cause beyond its control.

                  15.12 COUNTERPARTS. This Agreement and any subsequent amendments hereto may be executed in any number of counterparts, and/or by telecopy, each of which counterpart (original or telecopy) shall be deemed to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument. Signatures, initials, documents referenced in this Agreement, counterparts and written modifications communicated electronically or on paper will be acceptable for all purposes, including delivery, and will be binding.

                  15.13 WAIVER OF TRIAL BY JURY. Each party to this Agreement hereby knowingly, voluntarily, and intentionally waives any right that such party may have to a trial by jury with respect to any litigation based

                                                                     EXHIBIT 2.1

on this Agreement or arising out of, under, or in connection with, any document, instrument or agreement to be executed in connection with this Agreement or to be delivered pursuant hereto, or arising from any course of conduct, course of dealing, statements (verbal or written), or actions of any party hereto. The foregoing waiver is a material inducement to each party to enter into this Agreement and to consummate the transactions contemplated hereby. The provisions of this Subparagraph 15.13 shall supersede and control any provision in this Agreement or in any document to be delivered in connection herewith, which is alleged to be to the contrary.

                  15.14 WILMINGTON TRUST CONSENTS. Both parties recognize that the Assets are upon Closing subject to a security interest held by Wilmington Trust Company for the benefit of the Holders. The parties have closed this transaction based on certain waivers and consents from Wilmington Trust Company. In the event that Wilmington Trust Company does not promptly (i) release all UCC financing statements encumbering the Assets and (ii) deliver certificates of title to all motor vehicles listed on Exhibit "A", either party may, upon written notice to the other party, rescind this Agreement and the parties shall be restored, as much as possible, to the status quo ante.


                     [THIS SPACE INTENTIONALLY LEFT BLANK.]

                                                                     EXHIBIT 2.1

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the 21st day of March 2003, to be effective as of the 21st day of March, 2003.


BUYER
ATLANTIC OIL COLLECTION SERVICES, INC.,
a Florida corporation


By: /s/ Michael G. Ryan
    -----------------------------------
    Michael G. Ryan, President


SELLER
PROBEX FLUIDS RECOVERY, INC.,
a Delaware corporation


By:  /s/ Charles M. Rampacek
   ------------------------------------
Name:  Charles M. Rampacek
     ----------------------------------
Its:  President & CEO
    -----------------------------------

                                                                     EXHIBIT 2.1


                              SCHEDULE OF EXHIBITS


EXHIBIT "A"                           ASSETS

EXHIBIT "B"                           REAL PROPERTY LEASES

EXHIBIT "C"                           SCHEDULE OF EMPLOYEES AND
                                      ENTITLEMENTS


EXHIBIT "D"                           ENVIRONMENTAL MATTERS

EXHIBIT "E"                           EQUIPMENT LEASES

EXHIBIT "F"                           LICENSES AND PERMITS

EXHIBIT "G"                           FINANCIALS

EXHIBIT "H"                           RECEIVABLES

EXHIBIT "I"                           LEGAL DESCRIPTION OF OWNED
                                      REAL PROPERTY

EXHIBIT "J"                           ACCOUNTS PAYABLE

EXHIBIT "K"                           AGREEMENT NOT TO COMPETE OR
                                      SOLICIT

EXHIBIT "L"                           PFR ACCOUNTS PAYABLE AND
                                      ACCOUNTS RECEIVABLE TOTALS

EXHIBIT "M"                           LOCK BOX LETTER